CODE OF ETHICS

                  MERRILL LYNCH ASSET MANAGEMENT GROUP (MLAMG)
                         REGISTERED INVESTMENT COMPANIES
                          AND THEIR INVESTMENT ADVISERS
                            AND PRINCIPAL UNDERWRITER


Section 1 - Background

     This Code of Ethics is adopted under Rule 17j-1 under the Investment Company Act of 1940 ("1940 Act") and Rule 204-2(a) under the Investment Advisers Act of 1940 and has been approved by the Boards of Directors of each of the MLAMG funds.1 Except where noted, the Code applies to all MLAMG employees.

     Section 17(j) under the Investment Company Act of 1940 makes it unlawful for persons affiliated with investment companies, their principal underwriters or their investment advisers to engage in fraudulent personal securities transactions. Rule 17j-1 requires each Fund, investment adviser and principal underwriter to adopt a Code of Ethics that contains provisions reasonably necessary to prevent an employee from engaging in conduct prohibited by the principles of the Rule. The Rule also requires that reasonable diligence be used and procedures be instituted which are reasonably necessary to prevent violations of the Code of Ethics.

     On August 23, 1999, the SEC adopted amendments to Rule 17j-1 which require greater board oversight of personal trading practices, more complete reporting of employee securities trading and preclearance of employee purchases of initial public offerings and private placements. The amendments require, among other things, that MLAMG provide its fund boards annually a written report that (i) describes issues that arose during the previous year under the Code, including information about material code violations and sanctions imposed and (ii) certifies to the board that MLAMG has adopted procedures reasonably necessary to prevent access persons from violating the Code.

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(1) As applicable herein, MLAMG includes all AMG investment advisory affiliates and the affiliated principal underwriter of investment companies registered under the 1940 Act.

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Section 2 - Statement of General Fiduciary Principles

     The Code of Ethics is based on the fundamental principle that MLAMG and its employees must put client interests first. As an investment adviser, MLAMG has fiduciary responsibilities to its clients, including the registered investment companies (the "Funds") for which it serves as investment adviser. Among MLAMG's fiduciary responsibilities is the responsibility to ensure that its employees conduct their personal securities transactions in a manner which does not interfere or appear to interfere with any Fund transactions or otherwise take unfair advantage of their relationship to the Funds. All MLAMG employees must adhere to this fundamental principle as well as comply with the specific provisions set forth herein. It bears emphasis that technical compliance with these provisions will not insulate from scrutiny transactions which show a pattern of compromise or abuse of an employee's fiduciary responsibilities to the Funds. Accordingly, all MLAMG employees must seek to avoid any actual or potential conflicts between their personal interest and the interest of the Funds. In sum, all MLAMG employees shall place the interest of the Funds before personal interests.

Section 3 - Insider Trading Policy

     All MLAMG employees are subject to MLAMG's Insider Trading Policy, which is considered an integral part of this Code of Ethics. MLAMG's Insider Trading Policy, which is set forth in the MLAMG Code of Conduct, prohibits MLAMG employees from buying or selling any security while in the possession of material nonpublic information about the issuer of the security. The policy also prohibits MLAMG employees from communicating to third parties any material nonpublic information about any security or issuer of securities. Additionally, no MLAMG employee may use inside information about MLAMG activities or the activities of any Merrill Lynch & Co., Inc. entity to benefit the Funds or to gain personal benefit. Any violation of MLAMG's Insider Trading Policy may result in sanctions, which could include termination of employment with MLAMG. (See Section 10--Sanctions).

Section 4 - Restrictions Relating to Securities Transactions

A. General Trading Restrictions for all Employees

     The following restrictions apply to all MLAMG employees:

     1. Accounts. No employee, other than those employed by Mercury Asset Management International Ltd. ("MAMI"), may engage in personal securities transactions other than through an account maintained with Merrill Lynch, Pierce, Fenner & Smith Incorporated or another Merrill Lynch broker/dealer entity ("Merrill Lynch") unless written permission is obtained from the Compliance

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          Director. Similarly, no MAMI employee may engage in personal securities transactions other than through an account maintained with Merrill Lynch or The Bank of New York Europe Limited ("BNYE") unless written permission is obtained from the Compliance Director.

     2. Accounts Include Family Members and Other Accounts. Accounts of employees include the accounts of their spouses, dependent relatives, trustee and custodial accounts or any other account in which the employee has a financial interest or over which the employee has investment discretion.

     3. Preclearance. All employees must obtain approval from the Compliance Director or preclearance delegatee prior to entering any securities transaction (with the exception of exempted securities as listed in Section 5) in all accounts. Approval of a transaction, once given, is effective only for the business day on which approval was requested or until the employee discovers that the information provided at the time the transaction was approved is no longer accurate. Employees may preclear trades only in cases where they have a present intention to transact in the security for which preclearance is sought. It is MLAMG's view that it is not appropriate for an employee to obtain a general or open-ended preclearance to cover the eventuality that he or she may buy or sell a security at some point on a particular day depending upon market developments. This requirement would not prohibit a price limit order, provided that the employee shall have a present intention to effect a transaction at such price. Consistent with the foregoing, an employee may not simultaneously request preclearance to buy and sell the same security.

     4. Restrictions on Purchases. No employee may purchase any security which at the time is being purchased, or to the employee's knowledge is being considered for purchase, by any Fund managed by MLAMG. This restriction, however, does not apply to personal trades of employees which coincide with trades by any MLAMG index fund.

     5. Restrictions on Sales. No employee may sell any security which at the time is actually being sold, or to the employee's knowledge is being considered for sale, by any Fund managed by MLAMG. This restriction, however, does not apply to personal trades of employees which coincide with trades by any MLAMG index fund.

     6. Restrictions on Related Securities. The restrictions and procedures applicable to the transactions in securities by

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          employees set forth in this Code of Ethics shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the security purchased or sold or being contemplated for purchase or sale during the relevant period by the Fund. For example, options or warrants to purchase common stock, and convertible debt and convertible preferred stock of a particular issuer would be considered related to the underlying common stock of that issuer for purposes of this policy. In sum, the related security would be treated as if it were the underlying security for the purpose of the pre-clearance procedures described herein.

     7. Private Placements. Employee purchases and sales of "private placement" securities (including all private equity partnerships, hedge funds, limited partnership or venture capital funds) must be precleared directly with the Compliance Director or designee. No employee may engage in any such transaction unless the Compliance Director or his designee and the employee's senior manager have each previously determined in writing that the contemplated investment does not involve any potential for conflict with the investment activities of the Funds.

          If, after receiving the required approval, an employee has any material role in the subsequent consideration by any Fund of an investment in the same or affiliated issuer, the employee must disclose his or her interest in the private placement investment to the Compliance Director and the employee's department head. The decision to purchase securities of the issuer by a Fund must be independently reviewed and authorized by the employee's department head.

     8.   Initial Public Offerings. As set forth in Paragraph A.3. of this
          Section 4, the purchase by an employee of securities offered in an initial public offering must be precleared. As a matter of policy, employees will not be allowed to participate in so-called "hot" offerings as such term may be defined by Merrill Lynch or appropriate regulators.

     9. Prohibition on Short-Term Profits. Employees are prohibited from profiting on any sale and subsequent purchase, or any purchase and subsequent sale of the same (or equivalent) securities occurring within 60 calendars days ("short-term profit"). This holding period also applies to all permitted options transactions; therefore, for example, an employee may not purchase or write an option if the option will expire in less than 60 days (unless the employee is buying or writing an option on a

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          security that the employee has held more than 60 days). In determining short-term profits, all transactions within a 60-day period in all accounts related to the employee shall be netted regardless of an employee's intentions to do otherwise (e.g., tax or other trading strategies). Should an employee fail to preclear a trade that results in a short-term profit, the trade would be subject to reversal with all costs and expenses related to the trade borne by the employee, and the employee would be required to disgorge the profit. Transactions not required to be precleared under Section 5 will not be subject to this prohibition.

B.   Additional Trading Restrictions for Decision-Making Employees

     The following additional restrictions apply to decision-making employees (i.e., employees who recommend or determine which securities transactions a Fund undertakes). The Compliance Department will retain and keep current a list of decision-making employees.

     1. Notification. A decision-making employee must notify the Compliance Department or preclearance designee of any intended transactions in a security for his or her own personal account which is owned or contemplated for purchase or sale by a Fund for which the employee has decision-making authority.

     2. Blackout Periods. A decision-making employee may not buy or sell a security within 7 calendar days either before or after a purchase or sale of the same or related security by a Fund or portfolio management group for which the employee has decision-making authority. For example, if a Fund trades a security on day 0, day 8 is the first day the manager, analyst or portfolio management group member of that Fund may trade the security for his or her own account.

     3. Establishing Positions Counter to Fund Positions. No decision-making employee may establish a long position in a personal account in a security if a Fund for which the employee is a decision-making employee holds a put option on such security (aside from a put purchased for hedging purposes where the fund holds the underlying security), has written a call option on such security, or otherwise maintains a position that would benefit from a decrease in the value of the underlying security (e.g., a short sale other than a short sale "against-the-box").

          No decision-making employee may purchase a put option or write a call option where a Fund for which such person has decision-


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          making responsibilities holds a long position in the underlying security.

          No decision-making employee may short sell any security where a Fund for which the employee has decision-making authority holds a long position in the same security or where such Fund otherwise maintains a position in respect of which the Fund would benefit from an increase in the value of the security.

     4. Purchasing an Investment for a Fund that is a Personal Holding. A decision-making employee may not purchase an investment for a Fund that is also a personal holding of the employee or any other account covered by this Code of Ethics, or the value of which is materially linked to a personal holding, unless the decision-making employee has obtained prior approval from the employee's senior manager.

     5. Index Funds. The restrictions of this Section 4.B. do not apply to purchases and sales of securities by decision-making employees which coincide with trades by any MLAMG index fund.

C. Trading Restrictions for Disinterested Directors of the MLAMG Funds

     The following restrictions apply only to disinterested directors of the MLAMG Funds (i.e., any director who is not an "interested person" of a MLAMG fund within the meaning of Section 2(a)(10) of the 1940 Act):

     1. Restrictions on Purchases. No disinterested director may purchase any security which, to the director's knowledge at the time, is being purchased or is being considered for purchase by any Fund managed by MLAMG.

     2. Restrictions on Sales. No disinterested director may sell any security which, to the director's knowledge at the time, is being sold or is being considered for sale by any Fund managed by MLAMG.

     3. Restrictions on Trades in Securities Related in Value. The restrictions applicable to the transactions in securities by disinterested directors shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the security purchased or sold by the Fund (see Section 4.A.6.).

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Section 5 - Exempted Transactions/Securities

     MLAMG has determined that the following securities transactions do not present the opportunity for improper trading activities that Rule 17j-1 is designed to prevent; therefore, the restrictions set forth in Section 4 of this Code (including preclearance, prohibition on short-term profits and blackout periods) shall not apply.

     Exempted transactions/securities may not be executed/held in brokerage accounts maintained outside of Merrill Lynch.

     The reporting requirements listed in Section 6 of this Code, however, shall apply to the securities and transaction types set forth in paragraphs F-J of this section.

A. Purchases or sales in an account over which the employee has no direct or indirect influence or control (e.g., an account managed on a fully discretionary basis by an investment adviser or trustee).

B.   Purchases or sales of direct obligations of the U.S. Government.

C. Purchases or sales of open-end investment companies (including money market funds), variable annuities and unit investment trusts. (However, unit investment trusts traded on a stock exchange (e.g., MITS, SPDRS, DIAMONDS, NASDAQ 100, etc.) must be precleared.)

D. Purchases or sales of bank certificates, bankers acceptances, commercial paper and other high quality short-term debt instruments, including repurchase agreements.

E. Merrill Lynch common stock which is purchased and sold within any Merrill Lynch employee benefit plan and stock purchased and sold through similar such employer-sponsored plans in which a spouse of a MLAMG employee may participate.

F. Purchases or sales which are non-volitional on the part of the employee (e.g., an in-the-money option that is automatically exercised by a broker; a security that is called away as a result of an exercise of an option; or a security that is sold by a broker, without employee consultation, to meet a margin call not met by the employee).

G. Purchases which are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment plan.

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H.   Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

I. Purchases or sales of commodities, futures (including currency futures and futures on broad-based indices), options on futures and options on broad-based indices. (Currently, "broad-based indices" include only the S&P 100, S&P 500, FTSE 100 and Nikkei 225.)

J. The receipt of a bona fide gift of securities. (Donations of securities, however, require preclearance.)

Section 6 - Reporting by Employees

     The requirements of this Section 6 apply to all MLAMG employees. The requirements will also apply to all transactions in the accounts of spouses, dependent relatives and members of the same household, trustee and custodial accounts or any other account in which the employee has a financial interest or over which the employee has investment discretion. The requirements do not apply to securities acquired for accounts over which the employee has no direct or indirect control or influence. All employees whose accounts are maintained at Merrill Lynch or BNYE are deemed to have automatically complied with the requirements of this Section 6 B. and C. as to reporting executed transactions and personal holdings. Transactions and holdings in such accounts are automatically reported to the Compliance Department through automated systems.

     Employees who have approved accounts outside of Merrill Lynch or BNYE are deemed to have complied with the requirements of this Section 6 B. and C. provided that the Compliance Department receives duplicate statements and confirmations directly from their brokers.

     Employees who effect reportable transactions outside of a brokerage account (e.g., optional purchases or sales through an automatic investment program directly with an issuer) will be deemed to have complied with this requirement by preclearing transactions with the Compliance Department and by reporting their holdings annually on the "Personal Securities Holdings" form, as required by the Compliance Department.

A. Initial Holdings Report. Each new MLAMG employee will be given a copy of this Code of Ethics upon commencement of employment. All new employees must disclose their personal securities holdings to the Compliance Department within 10 days of commencement of employment with MLAMG. (Similarly, securities holdings of all new

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     related accounts must be reported to the Compliance Department within 10 days of the date that such account becomes related to the employee.) With respect to exempt securities referred to in Section 5 which do not require preclearance/reporting, employees must nonetheless initially report those exempt securities defined in Section 5.F.-J. (This reporting requirement does not apply to holdings that are the result of transactions in exempt securities as defined in Section 5.A.-E.) Initial holdings reports must identify the title, number of shares, and principal amount with respect to each security holding. Within 10 days of commencement of employment, each employee shall file an Acknowledgement stating that he or she has read and understands the provisions of the Code.

B. Records of Securities Transactions. All employees must preclear each securities transaction (with the exception of exempt transactions in Section 5) with the Compliance Department or preclearance designee. At the time of preclearance, the employee must provide a complete description of the security and the nature of the transaction. As indicated above, employees whose accounts are maintained at Merrill Lynch or BNYE or who provide monthly statements directly from their brokers/dealers are deemed to have automatically complied with the requirement to report executed transactions.

C. Annual Holdings Report. All employees must submit an annual holdings report reflecting holdings as of a date no more than 30 days before the report is submitted. As indicated above, employees whose accounts are maintained at Merrill Lynch or BNYE or who provide monthly statements directly from their brokers/dealers are deemed to have automatically complied with this requirement.

     With respect to exempt securities referred to in Section 5 which do not require preclearance/reporting, employees must nonetheless annually report the holdings of those exempt securities that are defined in Section 5.F.-J. (This reporting requirement, however, does not apply to exempt securities as defined in Section 5.A.-E.)

D. Annual Certification of Compliance. All MLAMG employees must certify annually to the Compliance Department that (1) they have read and understand and agree to abide by this Code of Ethics; (2) they have complied with all requirements of the Code of Ethics, except as otherwise notified by the Compliance Department that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under the Code of Ethics.

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E.   Review of Transactions and Holdings Reports. All transactions reports and holdings reports will be reviewed by appropriate management or compliance personnel according to procedures established by the Compliance Department.

Section 7 - Reporting by Disinterested Directors of MLAMG Funds

     A disinterested director of a Fund need only report a transaction in a security if the director, at the time of that transaction, knew or, in the ordinary course of fulfilling the official duties of a director of such Fund, should have known that, during the 15-day period immediately preceding the date of the transaction by the director, the security was purchased or sold by the Fund or was being considered for purchase or sale by the Fund. In reporting such transactions, disinterested directors must provide: the date of the transaction, a complete description of the security, number of shares, principal amount, nature of the transaction, price, commission, and name of broker/dealer through which the transaction was effected.

     As indicated in Section 6.D. for MLAMG employees, disinterested directors are similarly required to certify annually to the Compliance Department that (1) they have read and understand and agree to abide by this Code of Ethics; (2) they have complied with all requirements of the Code of Ethics, except as otherwise reported to the Compliance Department that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under the Code of Ethics.

Section 8 - Approval and Review by Boards of Directors

     The Board of Directors of each MLAMG Fund, including a majority of directors who are disinterested directors, must approve this Code of Ethics. Additionally, any material changes to this Code must be approved by the Board of Directors within six months after adoption of any material change. The Board of Directors must base its approval of the Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent employees from engaging in any conduct prohibited by Rule 17j-1. Prior to approving the Code or any material change to the Code, the Board of Directors must receive a certification from the Fund, the Investment Adviser or Principal Underwriter that it has adopted procedures reasonably necessary to prevent employees from violating the Code of Ethics.

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Section 9 - Review of MLAMG Annual Report

     At least annually, the Fund, the Investment Adviser and the Principal Underwriter must furnish to the Fund's Board of Directors, and the Board of Directors must consider, a written report that (1) describes any issues arising under this Code of Ethics or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations and (2) certifies that the Fund, Investment Adviser and Principal Underwriter have adopted procedures reasonably necessary to prevent employees from violating this Code of Ethics.

Section 10 - Sanctions

     Potential violations of the Code of Ethics must be brought to the attention of the Compliance Director or his designee and are investigated. Upon completion of the investigation, if necessary, the matter will be reviewed by the Code of Ethics Review Committee and the employee's senior manager. The Code of Ethics Review Committee will make a determination as to whether any sanction should be imposed. Sanctions will include, but are not limited to, a letter of caution or warning, reversal of a trade, fine or other monetary penalty, disgorgement of a profit or absorption of costs associated with a trade, suspension of personal trading privileges, suspension of employment (with or without compensation), and termination of employment.

Section 11 - Exceptions

     An exception to any of the policies, restrictions or requirements set forth herein may be granted only upon a showing by the employee to the Code of Ethics Review Committee that such employee would suffer extreme financial hardship should an exception not be granted. Should the subject of the exception request involve a transaction in a security, a change in the employee's investment objectives, tax strategies, or special new investment opportunities would not constitute acceptable reasons for a waiver.





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